 As filed with the Securities and Exchange Commission on November 1, 1999
                                                      Registration No. 333-84535
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                       SECURITIES AND EXCHANGE COMMISSION

                                --------------

                              AMENDMENT NO. 6
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                 BE FREE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     7374                   04-3303188
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
       jurisdiction        Classification Code Number) Identification Number)
   of incorporation or
      organization)

                             154 Crane Meadow Road
                        Marlborough, Massachusetts 01752
                                 (508) 357-8888
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                              Gordon B. Hoffstein
                     President and Chief Executive Officer
                                 BE FREE, INC.
                             154 Crane Meadow Road
                        Marlborough, Massachusetts 01752
                                 (508) 357-8888
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                   Copies to:
         JAY E. BOTHWICK, ESQ.                   MARK H. BURNETT, ESQ.
       DAVID A. WESTENBERG, ESQ.                 JOCELYN M. AREL, ESQ.
           HALE AND DORR LLP                TESTA, HURWITZ & THIBEAULT, LLP
            60 State Street                         125 High Street
      Boston, Massachusetts 02109             Boston, Massachusetts 02110
       Telephone: (617) 526-6000               Telephone: (617) 248-7000
        Telecopy: (617) 526-5000                Telecopy: (617) 248-7100
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]

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                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee.......................................... $   16,625
      NASD filing fee...............................................      6,940
      Nasdaq National Market listing fee............................     63,725
      Blue Sky fees and expenses....................................      5,000
      Transfer Agent and Registrar fees.............................     15,000
      Accounting fees and expenses..................................    300,000
      Legal fees and expenses.......................................    350,000
      Printing and mailing expenses.................................    150,000
      Miscellaneous.................................................     92,710
                                                                     ----------
        Total....................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Article Seventh of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Under Section 7 of the Underwriting Agreement, the underwriters are obligated, under circumstances, to indemnify directors and officers of the Registrant against liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1 hereto.

   The Registrant carries Directors and Officers liability insurance. Through an agreement dated as of March 31, 1999 with Daniel J. Nova, and agreements with Ted R. Dintersmith, W. Michael Humphreys and Samuel P. Gerace, Jr. dated as of August 28, 1999 the Registrant has agreed to indemnify each director against litigation risks and expenses arising out of his service to the Registrant.

   Finally, Ted Dintersmith, a director of the Registrant, is indemnified by Charles River Partnership VIII for actions he takes on its behalf.

Item 15. Recent Sales of Unregistered Securities

   Set forth is information regarding shares of common stock and preferred stock issued, and warrants issued and options granted by the Company since January 1, 1996 (without giving effect to the Company's 1-for-2 reverse stock split to be effected prior to the closing of this offering). Further included is the consideration, if any, received by the Company for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption was claimed.

   On August 28, 1998, we issued 399 shares of Freedom of Information, Inc. ("FOI") (the immediate predecessor of Be Free) common stock and $6,176,881 in promissory notes (the "Redemption Notes") of FOI in consideration for the exchange of all of the shares of Be Free, Inc. (an unrelated corporation, "Old Be Free") and PCX Systems, Inc. by shareholders of such entities.

   On August 28, 1998 we issued a total of 10,500,000 shares of Series A Preferred Stock to five private investors (including three venture capitalist firms, a bank and an individual investor) for an aggregate capital contribution of $10,500,000 and warrants to purchase a total of 3,465,000 shares of common stock at a purchase price of $1.50 per share.

   On September 29, 1998, we issued 100,000 shares of Series A Convertible Preferred Stock to Comdisco, Inc. for an aggregate capital contribution of $100,000 and a warrant to purchase 33,000 shares of common stock at a purchase price of $1.50 per share.

   On September 29, 1998, we issued to Comdisco two warrants, one to purchase 100,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 and the other to purchase up to 600,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 per share. We issued these warrants as partial consideration for certain financing transactions between Comdisco and the Company.

   On March 31, 1999, we issued a total of 13,196,522 shares of Series B Convertible Preferred Stock to sixteen private investors for an aggregate capital contribution of $24,999,888.06.

   At various times since November 1998, we issued 5,347,050 shares of restricted common stock, at purchase prices of $0.15 and $0.35 per share and options to purchase 2,638,791 shares of common stock to employees at exercise prices ranging from $0.15 to $4.41 per share, to consultants, advisors and a director pursuant to our 1998 Stock Incentive Plan.

   No underwriters were involved in the foregoing sale of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of restricted common stock or options to purchase common stock, Rule 701 under the Securities Act. All foregoing securities are deemed restricted securities for the purpose of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  Exhibit
    No.                                 Description
  -------                               -----------
  *****1    Form of Underwriting Agreement.
    ***3.1  Restated Certificate of Incorporation of the Registrant, as amended and as currently in effect.
    ***3.2  Form of Amended and Restated Certificate of Incorporation of the
            Registrant to be filed on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration
            Statement.
     **3.3  By-Laws of the Registrant, as amended to date
    ***3.4  Form of Amended and Restated By-Laws of the Registrant to be
            effective on the date of the closing of the Offering.
  *****3.5  Certificate of Amendment, dated October 6, 1999
 ******4    Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant.
     **5    Form of Opinion of Hale and Dorr LLP.
    **10.1  1998 Stock Incentive Plan
    **10.2  Stock Purchase and Shareholders Agreement, as amended, dated as of
            August 28, 1998
    **10.3  Form of Warrant dated as of August 28, 1998
    **10.4  Stock Purchase Agreement, as amended, dated as of September 29,
            1998
    **10.5  Warrant Certificate for the purchase of shares of common stock issued to Comdisco, Inc.
    **10.6  Warrant Certificate A-1 for the purchase of shares of Series A
            Preferred Stock issued to Comdisco, Inc.
    **10.7  Warrant Certificate A-2 for the purchase of shares of Series A
            Preferred Stock issued to Comdisco, Inc.
    **10.8  Subordinated Loan and Security Agreement dated as of September 29,
            1998
    **10.9  Registration Rights Agreement dated as of March 31, 1999
    **10.10 Employment Agreement with Samuel P. Gerace, Jr., dated August 28,
            1998
    **10.11 Employment Agreement with Thomas A. Gerace dated August 28, 1998
    **10.12 Lease dated as of November 9, 1998 with Southwestern Pennsylvania
            Corporation
    **10.13 Lease dated October 20, 1998 with LSOF Pooled Equity L.P.
     +10.14 License and Services Agreement, effective January 13, 1999, with
            GeoCites
     +10.15 BFAST Service Order Form, as amended, with barnesandnoble.com, Inc.
            dated January 31, 1998
    **10.16 Director Indemnification Agreement dated as of March 31, 1999 with
            Dan Nova
    **10.17 Form of Indemnification Agreement dated August 28, 1998
    **21    List of Subsidiaries
 *****23.1  Consent of Independent Accountants.
    **23.2  Consent of Hale and Dorr LLP (included in Exhibit 5).
  ****23.3  Consent of Neilsen/NetRatings
  ****23.4  Consent of Jupiter Communications
    **24    Power of Attorney (see page II-5)

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 + Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to an Application for Confidential Treatment.
** Filed with the initial filing of the Registration Statement on August 5,
  1999.
*** Filed with the filing of Amendment No. 1 to the Registration Statement on
  September 14, 1999.
**** Filed with the filing of Amendment No. 2 to the Registration Statement on
  September 29, 1999.
***** Filed with the filing of Amendment No. 3 to the Registration Statement on
 October 8, 1999.
****** Filed with the filing of Amendment No. 4 to the Registration Statement on October 22, 1999.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 29th day of October, 1999.

                                          Be Free, Inc.

                                          By: /s/ Gordon B. Hoffstein
                                             Gordon B. Hoffstein
                                             President and Chief Executive
                                              Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                      Title              Date

     /s/ Gordon B. Hoffstein       President and Chief     October 29, 1999
---------------------------------   Executive Officer
       Gordon B. Hoffstein          (Principal Executive
                                    Officer) and Director

                *                  Executive Vice          October 29, 1999
---------------------------------   President, Research &
      Samuel P. Gerace, Jr.         Technology and
                                    Director

                *                  Chief Financial         October 29, 1999
---------------------------------   Officer, Secretary and
        Stephen M. Joseph           Treasurer (Principal
                                    Financial and
                                    Accounting Officer)

                *                  Director                October 29, 1999
---------------------------------
       Ted R. Dintersmith

                *                  Director                October 29, 1999
---------------------------------
      W. Michael Humphreys

                *                  Director                October 29, 1999
---------------------------------
         Jeffrey Rayport

                                   Director
---------------------------------
           Daniel Nova

*By: /s/ Gordon B. Hoffstein
  --------------------------------
       Gordon B. Hoffstein
         Attorney-in-Fact

                                 Exhibit Index

  Exhibit
    No.                                 Description
  -------                               -----------
  *****1    Form of Underwriting Agreement.
    ***3.1  Restated Certificate of Incorporation of the Registrant, as amended and as currently in effect.
    ***3.2  Form of Amended and Restated Certificate of Incorporation of the
            Registrant to be filed on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration
            Statement.
     **3.3  By-Laws of the Registrant, as amended to date
    ***3.4  Form of Amended and Restated By-Laws of the Registrant to be
            effective on the date of the closing of the Offering.
  *****3.5  Certificate of Amendment, dated October 6, 1999
 ******4    Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant.
     **5    Form of Opinion of Hale and Dorr LLP.
    **10.1  1998 Stock Incentive Plan
    **10.2  Stock Purchase and Shareholders Agreement, as amended, dated as of
            August 28, 1998
    **10.3  Form of Warrant dated as of August 28, 1998
    **10.4  Stock Purchase Agreement, as amended, dated as of September 29,
            1998
    **10.5  Warrant Certificate for the purchase of shares of common stock issued to Comdisco, Inc.
    **10.6  Warrant Certificate A-1 for the purchase of shares of Series A
            Preferred Stock issued to Comdisco, Inc.
    **10.7  Warrant Certificate A-2 for the purchase of shares of Series A
            Preferred Stock issued to Comdisco, Inc.
    **10.8  Subordinated Loan and Security Agreement dated as of September 29,
            1998
    **10.9  Registration Rights Agreement dated as of March 31, 1999
    **10.10 Employment Agreement with Samuel P. Gerace, Jr., dated August 28,
            1998
    **10.11 Employment Agreement with Thomas A. Gerace dated August 28, 1998
    **10.12 Lease dated as of November 9, 1998 with Southwestern Pennsylvania
            Corporation
    **10.13 Lease dated October 20, 1998 with LSOF Pooled Equity L.P.
     +10.14 License and Services Agreement, effective January 13, 1999, with
            GeoCites
     +10.15 BFAST Service Order Form, as amended, with barnesandnoble.com, Inc.
            dated January 31, 1998
    **10.16 Director Indemnification Agreement dated as of March 31, 1999 with
            Dan Nova
    **10.17 Form of Indemnification Agreement dated August 28, 1998
    **21    List of Subsidiaries
 *****23.1  Consent of Independent Accountants.
    **23.2  Consent of Hale and Dorr LLP (included in Exhibit 5).
  ****23.3  Consent of Nielson/NetRatings
  ****23.4  Consent of Jupiter Communications
    **24    Power of Attorney (see page II-5)

---------------------
 + Confidential materials omitted and filed separately with the Securities and Exchange Commission pursuant to an Application for Confidential Treatment.
**Filed with the initial filing of the Registration Statement on August 5,
  1999.
***Filed with the filing of Amendment No. 1 to the Registration Statement on
  September 14, 1999.
****Filed with the filing of Amendment No. 2 to the Registration Statement on
  September 29, 1999.
*****Filed with the filing of Amendment No. 3 to the Registration Statement on
 October 8, 1999.
******Filed with the filing of Amendment No. 4 to the Registration Statement on October 22, 1999.